SECOND AMENDMENT TO
CONVERTIBLE PROMISSORY NOTE

$660,000 **September 6, 2023**

1. Recitals.

(a) Graham A. Gardner, whose address is 6945 Lyre Ln, Dallas, Texas 75214 ("***Payee***") issued a loan in the original principal amount of $660,000 (the "***Loan***") to Digerati Technologies, Inc., a Nevada corporation ("***Digerati***" or the "***Debtor***"), whose notice address is 8023 Vantage Dr., Suite 660, San Antonio, Texas 78230, pursuant to that certain Convertible Promissory Note dated January 24, 2023 (as amended herein, the "***Note***" and, together with all other documents executed in connection therewith, the "***Loan Documents***"), wherein Debtor promised to pay to the order of Payee the amount of the Loan. *Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Loan Documents.*

(b) On June 1, 2023, Maker and Payer executed that certain First Amendment to Convertible Promissory Note (the "***First Amendment***"), whereby Maker and Payer agreed to modify the maturity date of the Note.

(c) Maker and Payer now desire to execute this amendment to the Note (this "***Second Amendment***") to modify the Note to amend the maturity date, all as set forth herein.

2. Amendment to Maturity Date. The maturity date of the Note (the "***Maturity Date***") is hereby amended to be September 24, 2023. In consideration for the foregoing amendment, pursuant to the terms of the Note, the Debtor shall issue 495,000 shares of its common stock to the Payee.

3. Renewal and Affirmation. Debtor and Payee hereby renew the Note and all other indebtedness evidenced by the Loan Documents. Debtor hereby renews and affirms its promise to pay all amounts owing pursuant to the Loan Documents.

4. Construction and Ratification. The terms of this Second Amendment shall be construed as a part of the terms of the Loan Documents in all respects. In the event the terms, covenants or conditions of this Second Amendment conflict with the terms, covenants or conditions of the Loan Documents, the terms of this Second Amendment shall control. The Parties confirm and agree that, in all other respects, the Loan Documents remain in full force and effect.

5. Execution. To facilitate execution, this Second Amendment may be executed in any number of counterparts as may be convenient or necessary, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof. Additionally, the parties hereto hereby covenant and agree that, for purposes of facilitating the execution of this Second Amendment: (a) the signature pages taken from separate individually executed counterparts of this Second Amendment may be combined to form multiple fully executed counterparts; and (b) a telecopy or electronic delivery (i.e., the transmission by any party of his, her or its signature on an original or any copy of this Second Amendment via fax machine or over the Internet in electronic photostatic copy format (e.g., .pdf Adobe)) shall be deemed to be the delivery by such party of his, her or its original signature hereon. All executed counterparts of this Second Amendment shall be deemed to be originals, but all such counterparts, taken together or collectively, as the case may be, shall constitute one and the same agreement.

Counterpart Signature Page to
Second Amendment to Convertible Promissory Note

DEBTOR:

DIGERATI TECHNOLOGIES, INC.,
a Nevada corporation

By: [signature]

Name: ANTONIO ESTRADA

Title: CFO

PAYEE:

By: [signature]

Name: